Exhibit 99.1

J. C. PENNEY COMPANY PROVIDES FURTHER DETAIL FOR TIMELINE OF

LEADERSHIP SUCCESSION

Full Transition to Ron Johnson’s Leadership to Occur on Feb. 1, 2012,

When Mike Ullman Will Step Down from the Company

Plano, Texas (June 20, 2011) – The Board of Directors of J. C. Penney Company, Inc. (NYSE: JCP) today provided further detail regarding the leadership succession plans it announced last week, under which Ron Johnson will become the Company’s chief executive officer, succeeding Myron E. (Mike) Ullman, III.

Upon joining the Company as CEO on Nov. 1, 2011, Mr. Johnson will report to the Board of Directors, of which he will become a member on Aug. 1, 2011, and to Mr. Ullman as executive chair of the board.  Mr. Johnson will have immediate responsibility for the Company’s core merchandising and marketing functions and will have full responsibility for all other business areas by the end of a three-month transition period. The Board said that Mr. Ullman will remain in the position of executive chairman until Feb. 1, 2012, the beginning of the Company’s 2012 fiscal year, at which time he will step down from the Company and its Board of Directors.

Thomas J. Engibous, lead director of J. C. Penney Company’s Board, said, “We are delighted that Ron is joining the Company.  Ron and Mike both believe it would help the transition to have a short period during which they will work together to lead the Company.  We greatly appreciate that Mike, who has been an outstanding leader at J. C. Penney, has agreed to remain as Executive Chairman through the end of this fiscal year to ensure a smooth transition of responsibilities.”

Mr. Johnson said, “I look forward to becoming the CEO of J. C. Penney and working side by side with Mike during the first three months of my tenure. I am excited to work with Mike, the Board and the entire J. C. Penney team as we lay the foundation to transform the way America shops.  I cannot wait to get started.”

Mr. Ullman said, “I look forward to working with Ron and assisting him in making a rapid and successful transition, and then to step aside, as has been my practice in previous CEO positions. Leadership succession planning was a key priority of mine and of our Board of Directors, and I am delighted we have accomplished it in such a positive way for J. C. Penney.

We are confident that the Company will reach its next stage of growth and success under Ron’s leadership.”

Media Relations
Darcie Brossart (972) 431-3400
jcpcorpcomm@jcpenney.com

Investor Relations
Kristin Hays and Angelika Torres; (972) 431-5500
jcpinvestorrelations@jcpenney.com

Corporate Website
www.jcpenney.net

About J. C. Penney Company, Inc.
J. C. Penney Company, Inc., one of America's leading retailers, operates over 1,100 jcpenney department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, jcp.com. Serving more than half of America’s families each year, the jcpenney brand offers a wide array of private, exclusive and national brands which reflect the Company’s vision to be America’s shopping destination for discovering great styles at compelling prices. Traded as “JCP” on the New York Stock Exchange, the $17.8 billion retailer is transforming its organization to support its Long Range Plan strategies to build a sustainable, profitable enterprise that serves its customers, engages its associates and rewards its shareholders. For more information, visit www.jcpenney.net.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, trade restrictions, changes in tariff, freight and shipping rates, changes in the cost of fuel and other energy and transportation costs, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, the impact of weather conditions, risks associated with war, an act of terrorism or pandemic, and a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information. Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

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